Chuck Lyles
VP, Healthcare Group
Total Compensation Statement
Overview of Proposed Dell Inc. Compensation Package

Effective Date of New Package	February 1, 2010

Compensation:	Current	Proposed
Base Salary	$450,000	$480,000
Change		7%

Annual Target Bonus
Target Bonus %	65%	55%
Target Bonus	$292,500	$264,000
Target Cash Compensation	$742,500	$744,000
Change		0%

Projected Annual LTI Grant (Beginning March 2011)(1)

Projected LTI Grant Vehicle		50% Performance Based RSUs & 50% Long -Term Cash
Projected Target Grant (% of Salary)		125%
Projected Target Grant Value		$600,000
Projected Vesting		3 yrs @ 33% per year

(1) Note: Represents current VP level targets — award sizes and type of LTI vehicle delivered are subject to change each year following a detailed review of market conditions and other factors

Initial “Conversion” Restricted Stock Unit Awards

Unvested Perot Systems LTI Value Eligible for Conversion to Dell RSUs(2)		$5,150,295
New Dell Conversion RSU Award Value (assumes 100% converted)		$10,300,590
Estimated # of Dell RSUs (assuming $16.00 Dell Stock price)(3)		643,787
Grant Date (Vesting 3 years @ 33% per year)		Date of Close

(2) Unvested Perot Systems LTI Value assumes November deal close, December close would result in smaller unvested amount

(3) RSU value will be converted into a # of Dell RSUs based on closing price of Dell stock on the date of grant

Special Retention Restricted Stock Unit Awards

Special Retention Award RSU Value		$2,680,810
Estimated # of Dell Special Retention RSUs (assuming $16.00 stock price)(4)		167,551
Grant Date (Vesting 4 years @ 25% per year)		Date of Close

(4) RSU value will be converted into a # of Dell RSUs based on closing price of Dell stock on the date of grant
As an executive, you are entitled to an additional suite of benefits including:
Voluntary Nonqualified Executive Compensation Plan (effective for election cycle during 2010 for 2011 pay)
Annual visit for executive and spouse to Dallas Cooper Clinic or Austin Heart Hospital for wellness exam
Group preferred rates for Supplemental Executive Long-Term Disability Insurance